Exhibit 10.4
Western Digital Corporation
Summary of Compensation Arrangements
for
Named Executive Officers and Directors
August 2016

NAMED EXECUTIVE OFFICERS

Base Salaries. The current annual base salaries for the executive officers of Western Digital Corporation (the “Company”) who were named in the Summary Compensation Table in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission in connection with the Company’s 2015 Annual Meeting of Stockholders (the “Named Executive Officers”) are as follows:

Named Executive Officer	Title	Current Base Salary
Stephen D. Milligan	Chief Executive Officer	$1,150,000
Michael D. Cordano	President and Chief Operating Officer	$800,000
Olivier C. Leonetti(1)	Executive Vice President and Chief Financial Officer	$500,000
Mark P. Long(1)	Executive Vice President, Finance and Chief Strategy Officer	$625,000
James J. Murphy	Executive Vice President	$625,000

(1)
Effective as of September 1, 2016, Mr. Long will become Executive Vice President, Chief Financial Officer and Chief Strategy Officer, and Mr. Leonetti will leave the role of Chief Financial Officer and serve in an advisory capacity until his departure from the Company on October 1, 2016.

Semi-Annual Bonuses. Under the Company’s Amended and Restated 2004 Performance Incentive Plan, the Named Executive Officers are also eligible to receive cash bonus awards pursuant to the short-term incentive program (“STI”) under the Company’s Incentive Compensation Plan. The cash bonus awards are determined based on the Company’s achievement of performance goals pre-established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors as well as other factors.

For Messrs. Milligan, Cordano, Leonetti and Long for both the first and second halves of fiscal 2016, and for Mr. Murphy for the second half of fiscal 2016 only, these STI opportunities were earned based on achievement against pre-established adjusted earnings per share goals. For Mr. Murphy, no STI bonus opportunity was established for the first quarter of fiscal 2016, and his STI bonus opportunity for the second quarter of fiscal 2016 was earned based on achievement of pre-established adjusted operating income and operating expense reduction goals for the Company’s WD subsidiary.

Additional Compensation. The Named Executive Officers are also eligible to receive equity-based incentives as determined by the Committee, entitled to participate in various Company plans, and for Mr. Milligan, subject to an employment agreement, in each case as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission. In addition, the Named Executive Officers may be eligible to receive perquisites and other personal benefits as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission in connection with the Company’s 2015 Annual Meeting of Stockholders.

DIRECTORS

Annual Retainer and Committee Retainer Fees. The following table sets forth the current annual retainer and committee membership fees payable to each of the Company’s non-employee directors:

Type of Fee	Current Annual Retainer Fees
Annual Retainer	$75,000
Additional Lead Independent Director Retainer	$20,000
Additional Non-Executive Chairman of Board Retainer	$100,000
Additional Committee Retainers
Audit Committee	$15,000
Compensation Committee	$12,500
Governance Committee	$7,500
Additional Committee Chairman Retainers
Audit Committee	$25,000
Compensation Committee	$22,500
Governance Committee	$12,500

The annual retainer fees are paid immediately following the Annual Meeting of Stockholders. Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, the Company reimburses all non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting. Mr. Milligan, who is an employee of the Company, does not receive any compensation for his service on the Board or any Board committee.

Additional Director Compensation. The Company’s non-employee directors are also entitled to participate in the following other Company plans as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission: Non-Employee Director Restricted Stock Unit Grant Program, as adopted under the Company’s Amended and Restated 2004 Performance Incentive Plan; and Deferred Compensation Plan.